16020 Industrial Drive, Gaithersburg, Maryland 20877 USA                Phone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky BioVeris Corporation (301) 869-9800, ext. 2013	Jonathan Fassberg (investors) The Trout Group (212) 477-9007, ext. 16	Paul Caminiti or Andrew Cole (media) Citigate Sard Verbinnen (212) 687-8080

   BIOVERIS REPORTS SELECTED UNAUDITED FINANCIAL RESULTS FOR FISCAL YEAR 2004

GAITHERSBURG, MD, July 15, 2004 – BioVeris Corporation (NASDAQ: BIOV) today reported selected unaudited financial results for the quarter and fiscal year ended March 31, 2004. BioVeris will present its complete consolidated financial results and complete its Form 10-K for the year ended March 31, 2004 once it is able to include the audited financial statements of Meso Scale Diagnostics, LLC. (MSD), which are not yet available, and conclude on the BioVeris’s appropriate accounting for MSD.

BioVeris adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), as of March 31, 2004, and accordingly, it must consolidate the financial information of MSD in its consolidated balance sheet beginning as of March 31, 2004 and in its financial statements for any subsequent periods in which MSD is required to be consolidated under FIN 46. The financial information of MSD does not affect the categories of selected unaudited financial information for the quarter and fiscal year ended March 31, 2004 being presented.

Prior to the completion of the merger and related transactions among Roche Holding Ltd and a Roche affiliate, IGEN International, Inc. (IGEN), and BioVeris on February 13, 2004, the assets and businesses of BioVeris were owned and operated by IGEN and were fully integrated with IGEN. The accompanying financial results have been prepared and are presented as if BioVeris had been operating as a separate entity prior to February 13, 2004 using IGEN’s historical cost basis in the assets and liabilities and including the historical operations of the businesses and assets transferred to BioVeris from IGEN as part of the merger and related transactions. The financial information included herein may not be indicative of the financial position, results of operations and cash flows of BioVeris in the future or what they would have been had BioVeris been operating as a stand-alone entity in the past.

BioVeris recorded revenues of $20.0 million for the fiscal year ended March 31, 2004, compared to $17.8 million for last fiscal year. Revenues for the three-months ended March 31, 2004 increased to $5.1 million, compared to $4.7 million for the same period in 2003. Product sales were $4.8 million and $18.7 million during the three months and year ended March 31, 2004, respectively, compared to $4.4 million and $16.5 million for the same respective prior year periods. The increases in product sales during the three months and year ended March 31, 2004 reflect growth from sales of biodefense products for detection of biological agents or toxins and the M-SERIES® family of products for the life science market.

Product costs were $3.0 million and $12.0 million for the three months and year ended March 31, 2004, respectively, compared to $2.6 million and $8.0 million for the same respective prior year periods. Product costs, as a percentage of product sales, increased in the current year due to costs incurred in connection with instrument upgrades and detection module upgrades for existing life science customers. The instrument and detection module upgrade programs were substantially completed as of December 31, 2003.

Research and development expenses were $5.2 million and $19.8 million for the three months and year ended March 31, 2004, respectively, compared to $5.3 million and $22.8 million for the same respective prior year periods. Research and development expenses for the current year decreased primarily due to lower personnel and facilities costs for development projects. Research and development expenses relate primarily to ongoing development costs and product enhancements associated with the M-SERIES family of products, development of new assays and research and development of new systems and technologies, including point-of-care products.

Selling, general and administrative expenses were $5.0 million and $18.7 million for the three months and year ended March 31, 2004, respectively, compared to $4.7 million and $20.5 million for the same respective prior year periods. Selling, general and administrative expenses for the current year decreased primarily due to lower personnel costs.

BioVeris incurred certain nonrecurring costs in connection with the merger and related transactions, which consisted of a payment to MSD, an allocated one-time noncash compensation charge associated with the cancellation of IGEN stock options and the payment of merger consideration for each share of IGEN common stock covered by such stock options, as well as accounting, legal, printing and registration fees. No additional expenses related to the merger and related transactions are expected to be recorded in periods after March 31, 2004.

These merger related costs, together with the losses of MSD recorded by BioVeris as Equity in Loss of Joint Venture, will be included in the calculation of BioVeris’s net loss and net loss per share for the year ended March 31, 2004, which will be reported when BioVeris is able to release its complete consolidated financial results and Form 10-K.

At March 31, 2004, the Company had a consolidated cash and cash equivalents balance of approximately $183 million. This balance includes the cash and cash equivalents of BioVeris and its wholly-owned subsidiaries (excluding MSD) of $148 million, as well as the cash and cash equivalents of MSD which were $35 million. The cash and cash equivalents balance of Bioveris was prior to the $20 million distribution gain payment made to Roche after March 31, 2004 in connection with the merger and related transactions.

As the Company announced on June 15, 2004, the Audit Committee of the Board of Directors commenced an investigation into a series of transactions undertaken by MSD and that the Company had filed an action in the Court of Chancery of the State of Delaware relating to MSD.  (See press release dated June 15, 2004.)  The Company envisions issuing an additional release shortly that will provide additional information relating to these events.

BioVeris is an international health care company dedicated to the commercialization, directly and through collaborations and alliances, of innovative, technology-based products and services intended to improve the quality of life. The Company applies its expertise in biotechnology, detection systems, and clinical diagnostics to the development of new and proprietary products and pursues collaborative arrangements to identify new health care product opportunities, accelerate product development, and enhance its global capabilities and competitiveness.

BioVeris is headquartered in Gaithersburg, Maryland. More information about the company can be found at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future financial performance. All statements in this press release that are not historical facts, including any statements about the filing of the Company’s Form 10-K, markets, potential markets, market growth and future financial plans are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in BioVeris’ strategy and business plans; BioVeris’ ability to develop and introduce new or enhanced products; BioVeris’ ability to enter into new collaborations on favorable terms, if at all; the availability of financing and financial resources in the amounts, at the times and on the terms required to support BioVeris’ future business; and changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in BioVeris’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

(Financial data follows)

BioVeris Corporation

Selected Consolidated Statements of Operations Data

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenues:
Product sales	$4,827	$4,352	$18,741	$16,487
Royalty income	270	278	1,060	1,107
Contract fees	51	82	155	180

Total revenues	5,148	4,712	19,956	17,774

Operating costs and expenses:
Product costs	3,014	2,609	12,047	8,005
Research and development	5,226	5,336	19,821	22,766
Selling, general and administrative	4,992	4,655	18,656	20,453